CORRESPONDENCE
--------------

                               JOEL SEIDNER, ESQ.
                                 ATTORNEY AT LAW
                          1240 BLALOCK ROAD, SUITE 250
                              HOUSTON, TEXAS 77055
                        VOICE:  (713) 461- 2627 EXT. 210
                              FAX:  (713) 461-2633
                           E-MAIL:  SIDEBAR5@JUNO.COM

August 15, 2005

to: William Choi, Branch Chief, and, Scott Ruggiero, Staff Accountant Division of Corporate Finance
      Securities and Exchange Commission
      Washington, D.C.

ref:  Proton Laboratories, Inc. (the "Registrant")
      Staff comment letter dated August 10, 2005 in connection with Form 10-KSB for the fiscal year ended December 31, 2004
      File No. 0-31883

Dear Messrs. Choi and Ruggiero


     Herewith is Form 10-KSB Amendment Number 2 of the Registrant including this correspondence letter and a Memorandum of Reponses immediately following this cover letter.


     Thanks you.

                                   Very truly yours,

                                   /s/ Joel Seidner, Esq.

                            MEMORANDUM OF RESPONSES
                  PROTON LABORATORIES, INC. (THE "REGISTRANT")
                              FILE NUMBER 0-31883

General
-------

     Please be advised that the Company herewith files the Form 10-KSB Amendment Number 2.

Form 10-KSB
-----------

     The company has amended the explanatory paragraph appearing immediately after the cover page of the Form 10-KSB Amendment Number 2.


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